Exhibit 10.6

AMENDED ADMINISTRATION AGREEMENT

THIS AMENDED ADMINISTRATION AGREEMENT (the “Agreement”) is made and entered into as of the date set forth below by and between MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), and MacKenzie Capital Management, LP, a California limited partnership (“Administrator”).

WHEREAS, the Company’s shares of common stock (“Shares”) are registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

WHEREAS, the Company has entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) with MCM Advisers, LP, a California limited partnership (“MCM”), under which MCM serves as the Company’s investment adviser and into an Advisory Agreement (the “Real Estate Advisory Agreement”; together with the Investment Advisory Agreement, the “Advisory Agreements”), with MacKenzie Real Estate Advisers (“MREA”), under which MREA serves as the Company’s real estate adviser; and

WHEREAS, the Company wishes to engage Administrator to provide the services described below on the terms of this Agreement.

In consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.          Services by Administrator.

Administrator will provide the Company with the following services (collectively, the “Services”):

a.	Furnish the Company with office facilities and equipment necessary to operate its business as contemplated in the Registration Statement.

b.	Oversee and cause the Company to pay outside administrative and professional service providers.

c.	Maintaining records required to be kept as a registrant under the 1934 Act, and any records required to be kept in connection with any Share offerings under the 1933 Act.

d.
Prepare, print and file, with the Securities and Exchange Commission (“SEC”) or as otherwise required, reports required to be provided to the Company’s stockholders under the 1934 Act and other applicable laws.

e.	Pay and record Company expenses when authorized by the Company or MCM.

f.
Monitor the Company’s compliance with its policies and investment limitations as described in any Registration Statement and any subsequent offering documents under the 1933 Act or under any private offerings.

g.	Maintain the Company’s corporate status with the state of Maryland and make all required filings in connection with the same.

h.	Create a financial statement preparation timeline, review the same with MCM and manage its deadlines.

i.	Provide all financial data required by the Company to prepare periodic reports under the 1934 Act.

j.
Prepare financial reports for Company officers, stockholders, tax authorities, performance reporting companies, the Company’s Board of Directors (the “Board”), the SEC and the Company’s independent auditors.

k.	Compute the Company’s net asset value, in conjunction with any advisers it may choose to hire on the Company’s behalf.

l.
Full accounting of the Company’s portfolio activity, including the maintenance of portfolio records, the identification of interest and dividend accrual balances as of each Company valuation date and the calculation of the Company’s gross earnings on investments for each accounting period, the determination of gains or losses on securities, accounting for periodic distributions to stockholders, and reconciliation of cash and investment balances with the Company’s custodian(s),

m.	Calculate and cause the Company to pay the fees owed by the Company to MCM and MREA under the Advisory Agreements.

n.	Facilitate money movements from the Company to its custodian(s).

o.	Provide the Company with needed administrative staff and executive officers.

2.          Compensation.

As compensation for the Services to be performed by Administrator under this Agreement, the Company will pay Administrator for its allocable portion of the Administrator’s actual costs of providing the Services.  The Company’s allocable share of such costs will be approved by the independent directors of the Company.  Administrator will provide the Company with a reasonably detailed report of such costs as of the last day of each month, which report will serve as an invoice for Administrator’s Services and be payable by the Company in arrears.  MCM also provides Investor Services and Transfer Agent services under the Investor Services Agreement, and is entitled to reimbursement of expenses relating thereto, including reimbursement of software development costs as approved by the Board.

3.          Consultants.

Administrator may, with the prior approval of the Company, engage the services of consultants and independent contractors, whether affiliated with MCM or not, of whatsoever nature to assist in the performance of its obligations hereunder.

4.          Company Expenses.

The Company will directly reimburse Administrator for any and all expenses expended on behalf of the Company.  Such expenses may include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iii) fees and expenses of MCM; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the Company’s securities offerings; (vii) expenses of printing and mailing reports and notices and proxy materials to stockholders; (viii) all other expenses incidental to holding meetings of the stockholders;  (ix) insurance premiums for fidelity and other coverage; any association membership dues; suits or proceedings to which the Company is a party and the legal obligation which the Company may have to indemnify MCM with respect thereto; and (x) costs of registration with governmental agencies and qualification to do business in various states, and administrative and overhead costs and expenses.

5.          Scope of Responsibility.

Administrator must at all times perform its responsibilities under this Agreement as described in any Registration Statement, as it may be in effect from time to time, and in accordance with the Company’s articles of incorporation and bylaws (collectively, the “Governing Documents”).  Nothing contained herein will be deemed to require or permit Administrator to take any action contrary to the Governing Documents or applicable federal, state or local laws or regulations.

6.          Consent to Use of Name.

The Administrator consents to the use by the Company of the name “MacKenzie” as part of the Company’s name; provided, however, that such consent is conditioned upon the engagement of MCM or one of its affiliates as the investment adviser of the Company.  The name “MacKenzie” or any variation thereof may be used from time to time in other connections and for other purposes by the Administrator and its affiliates and other investment companies that have obtained consent to the use of the name “MacKenzie.”  The Administrator has the right to require the Company to cease using the name “MacKenzie” as part of the Company’s name if the Company ceases, for any reason, to engage MCM or one of its affiliates as the Company’s investment adviser.  Future names adopted by the Company for itself, insofar as such names include identifying work requiring the consent of the Administrator, will be the property of the Administrator and will be subject to the same terms and conditions.

7.          Other Activities.

Administrator and its employees and any parties with which it contracts shall devote such part of their business time and capabilities as is reasonably needed to carry out their responsibilities under this Agreement (or any contract with other parties) and as is consistent with the duties to the Company.  Administrator and its employees and any parties with which it contracts shall not be obligated to devote all of their time to the services performed for the Company and may engage in or possess an interest in other business ventures of every nature and description whether or not competitive with the business of the Company.

8.          Standard of Care and Indemnification.

In the absence of willful misfeasance, gross negligence, bad faith or reckless disregard of its obligations or duties hereunder, Administrator will not be liable for any action taken, omitted or allowed to be taken by it in good faith and believed to be authorized or within the discretion or rights and powers granted to it by this Agreement.  The Company agrees to indemnify and hold Administrator harmless from and against any loss, cost, claim, liability or expense (including reasonable attorney fees) arising out of this Agreement or the performance by Administrator of its obligations hereunder provided that such is not caused by the gross negligence, bad faith or willful misfeasance of Administrator.

9.          Term.

This Agreement will remain in effect until terminated by either party upon 120 days’ prior written notice to the other party.  Notwithstanding the foregoing, this Agreement will automatically terminate upon the termination of the Advisory Agreement.

10.        Duties upon Termination.

In the event that, in connection with termination, a successor to any of Administrator’s duties or responsibilities hereunder is designated by the Company by written notice to Administrator, Administrator will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Administrator under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which Administrator has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Administrator’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

11.        Notices.

All notices or communications required or permitted hereunder must be in writing and mailed by first class mail, or delivered in person or telegraphed and confirmed in writing to the following addresses, or such other addresses as the parties advise each other of from time to time at 89 Davis Road, Suite 100, Orinda, CA 94563.

12.        No Assignment; Amendments.

This Agreement may not be transferred or assigned without the prior consent of the other party.  An amendment to this Agreement shall become effective when approved by Administrator and the Company.

13.        Compliance with Laws.

In the performance of its duties hereunder, Administrator undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Administrator hereunder.  Except as specifically set forth herein, Administrator assumes no responsibility for such compliance by the Company.

14.        Representations and Warranties.

a.	The Company represents and warrants to Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of Maryland, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

b.	Administrator hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of California, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of Administrator, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, limited partnership agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

15.        Arbitration.

The parties hereto agree that any dispute, claim or controversy arising out of this Agreement shall be resolved by submission to binding arbitration in Oakland, California before a retired judge or justice.  If the parties are unable to agree on a retired judge or justice each party shall name one retired judge or justice and the two persons so-named shall select a neutral judge or justice who will act as the sole arbitrator.  The arbitrator selected shall agree to follow California law.  The parties shall be entitled to take discovery in accordance with the provisions of the California Code of Civil Procedure, but either party may request that the arbitrator limit the amount and scope of such discovery and in determining whether to do so, the arbitrator shall balance the need for this discovery against the parties’ mutual desire to resolve all disputes expeditiously and inexpensively.  The arbitrator shall follow California law and shall render his decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues.  The arbitrator’s decision shall be final and binding upon the parties.  A judgment upon any award may be entered in a court of competent jurisdiction.  Each party shall be responsible for all of its own costs, including all attorneys’ fees, of arbitration.

16.        Governing Law.

This Agreement shall be governed by and interpreted under the laws of the State of California, without regard to that state’s conflicts of laws provisions.

17.        Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.        Multiple Originals.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the 1st day of January, 2021.

THE COMPANY:

MACKENZIE REALTY CAPITAL, INC.

By:

Chip Patterson, Chairman and General Counsel

THE ADMINISTRATOR:

MACKENZIE CAPITAL MANAGEMENT, LP

By:

Glen Fuller, Managing Director of GP